Exhibit 1

To whom it may concern
December 13, 2007
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Drawdown of 10 Billion Yen Bridge Loan from Funds Managed by TPG
     As part of its strategic investment and business alliance with TPG announced on December 10, 2007 (hereinafter the “Strategic Investment and Business Alliance”), NIS Group announces today that it will drawdown a bridge loan from funds managed by TPG. The details of the bridge loan are as follows:

1. Amount:	JPY 10 billion

2. Lenders:	Funds managed by TPG

3. Drawdown Date:	December 13, 2007

4. Repayment Date:	June 13, 2008. Notwithstanding the foregoing, repayment is expected to be made before such date through funds obtained from the issuance of new shares pursuant to the Strategic Investment and Business Alliance.

5. Collateral:	796,000 shares of Nissin Servicer Co., Ltd., a consolidated subsidiary of NIS Group.
100% of the shares of Plover Enterprises Limited, a Hong Kong company (which will change its name to Nissin Leasing (H.K) Limited), an indirectly wholly-owned subsidiary of NIS Group. Subject to approval by the government of the People’s Republic of China, NIS Group shall contribute 100% of the registered capital of Nissin Leasing (China) Co., Ltd., a wholly-owned subsidiary, to Nissin Leasing (H.K) Limited.

6. Purpose:	Funds for operating activities and repayment of debt
For further details, please refer to the notice “Notification Regarding Third Party Allotment of New Shares Issued by the Company and Equity Warrants Offering” announced on December 10, 2007

These materials contain forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct. In particular, we cannot assure that we will consummate the potential transaction referenced above or any other investment or similar transaction. Important risks and factors that could cause our actual results to differ materially from these forward-looking statements include without limitation the following: weak domestic economic conditions; the growing variety of legal means with which debtors can seek protection from creditors; changes to our portfolio of products and services and expansion into new business areas; the effect of fluctuations in the value of real estate held or securing loans; fluctuation in market environments regarding our investments; our ability to pursue and maintain profitable strategic alliances, joint ventures and strategic investments; increasing competition in the loan servicing market; risks associated with doing business in China; any future inability to obtain funds from lenders or access the debt capital markets on favorable terms; an increase in prevailing market interest rates; failure to implement our business strategies; the failure of our risk management systems; our ability to adequately evaluate or control risks associated with loans or guarantees we make or related collateral; any disruption or other difficulties experienced by our information or technological systems and networks; misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries; failure to maintain the confidentiality of personal information of our customers; and the influence of our chairman and his family over important decisions.